11/18/05 NEWS RELEASE

For Immediate Release

Tri-State 1st Banc

Declares Dividend

East Liverpool, OH. -- The Board of Directors of Tri-State 1st Banc, Inc. (NASDAQ "TSEO") at its meeting held November 18, 2005 declared a dividend in the amount of $.10 per share to be paid to its shareholders for the fourth quarter of 2005. The dividend will be paid on December 19, 2005 to shareholders of record on November 29, 2005.

Tri-State 1st Banc is the parent company of 1st National Community Bank, MDH Investment Management, Inc and Gateminder Corporation.

Dividends of $.10 per share were previously paid to shareholders by the company in April, June and September this year. The $.40 per share paid to shareholders for the year 2005 represents an increase of $.02 per share or 5.6% over dividends paid to shareholders in 2004.

Edward L. Baumgardner, Chief Executive Officer of the Bank, reported that the Board of Directors named Stephen A. Beadnell to the position of Chief Financial Officer of

1st National Community Bank and the holding company effective December 1, 2005.

Mr. Beadnell is a CPA and received his MBA degree from Youngstown State University. He has been associated with the Bank in the capacity of Vice President and Information Technology Director since November 2002.

1st National Community Bank operates five banking offices in Columbiana County, Ohio. Other offices include the New Cumberland, West Virginia office and an office in Midland, Pennsylvania. The Bank maintains ten ATM locations for the convenience of its customers at six banking offices and at four off-site locations in the tri-state area.

Bank customers have surcharge free use of these ten ATM machines.

Gateminder Corporation is engaged in providing accounting, ATM sales and repair service, and oversight of ATM operations for merchants, entertainment venues and financial institutions. MDH Investment Management Inc., with Marc D. Hoffrichter as its President, provides investment management services to individuals in 14 states. The company manages over $60 million in assets.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 73 full-time and part-time employees of the Bank.

Contact Person:

Charles B. Lang, Chairman

Tri-State 1st Banc, Inc.

16926 St. Clair Avenue

P. O. Box 796

East Liverpool, OH., 43920 (330) 385-9200 FAX (330) 386-7452